Exhibit 99

NEWS RELEASE




Date:              July 14, 2003

Contact:           Robert E. Dye - President & CEO
                   William B. West - Sr. Vice President & CFO

To:                News Media

Release Date:      Immediate



                          PEOPLES BANCORPORATION, INC.

                            ANNOUNCES RECORD EARNINGS


Easley, SC - Peoples Bancorporation, Inc. (PBCE.OB), the parent company for The Peoples National Bank, Easley, South Carolina, Bank of Anderson, N.A., Anderson, South Carolina and Seneca National Bank, Seneca, South Carolina, reported total consolidated earnings of $1,811,000 for the quarter ending June 30, 2003, a 92.5% increase in earnings over the $941,000 reported for the quarter ending June 30, 2002. Total consolidated earnings for the six months ending June 30, 2003 were $3,468,000, a 65.9% increase over the earnings of $2,091,000 reported for the six months ending June 30, 2002. Return on average equity for the second quarter of 2003 was 21.18% compared to 12.65% for the second quarter of 2002. Return on average equity for the first half of 2003 was 20.82% compared to 14.36% for the first half of 2002. On a diluted basis, earnings per share for the second quarter of 2003 were $0.50 compared to $0.26 for the second quarter of 2002, while diluted earnings per share for the first half of 2003 were $0.95 compared to $0.58 for the first half of 2002.

Total assets at June 30, 2003 were $431,800,000, an 18.1% increase over the $365,730,000 in total assets at June 30, 2002. At June 30, 2003, total gross loans (excluding loans held for sale) and deposits were $279,181,000 and $358,994,000 respectively compared to $228,013,000 and $304,722,000 respectively at June 30, 2002.

Commenting on the Company's performance, Company President Robert E. Dye, Sr. stated, "The earnings recorded during the second quarter of 2003 are the highest quarterly earnings in the Company's history. In fact, this is the fourth consecutive quarter that we have been able to announce record earnings for the Company. Our record earnings were the combined result of increased earnings at each of The Peoples National Bank, Bank of Anderson, N. A. and Seneca National

Bank, as compared with their earnings for the second quarter of 2002. Particularly, the recent national trend in mortgage refinancing has impacted each of our three banks with extraordinary levels of fee income. While this heightened level of refinancing activity may not be sustainable in the future, we are satisfied that the Company is taking full advantage of this very unusual opportunity while it presents itself." Dye added, "We continue to be pleased with the growth experienced by all three of our banks in their respective markets, and remain cautiously optimistic about the opportunities for future growth, especially considering the economy."

Currently, The Peoples National Bank maintains four (4) locations: two (2) in Easley, one (1) in Pickens and one (1) in Powdersville, South Carolina; Bank of Anderson, N.A. maintains one (1) location in Anderson, South Carolina; and Seneca National Bank maintains one (1) location in Seneca, South Carolina.

To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, and Forms 10-Q for the quarters ended March 31, 2003 and June 30, 2003, which are or will be available from the Securities and Exchange Commission's public reference facilities and from its website at www.sec.gov, or from the Company's shareholders' relations department.

                          PEOPLES BANCORPORATION, INC.

                        CONSOLIDATED FINANCIAL HIGHLIGHTS
                                   (Unaudited)
                 (Amounts in thousands except share information)

                                        Three Months Ended June 30,
                                        ---------------------------
Income Statement                             2003         2002            Change
                                             ----         ----            ------
  Net interest income ...................   $3,281       $2,969           10.51%
  Provision for loan losses .............      329          198           66.16%
  Other income ..........................    3,432        1,386          147.62%
  Other expenses ........................    3,530        2,690           31.23%
                                            ------       ------
     Income before income taxes .........    2,854        1,467           94.55%
  Provision for income taxes ............    1,043          526           98.29%
                                            ------       ------
     Net Income .........................   $1,811       $  941           92.45%
                                            ======       ======

  Return on average assets ..............     1.69%        1.08%
  Return on average equity ..............    21.18%       12.65%

Net income per common share*
  Basic .................................   $ 0.52       $ 0.27           92.59%
  Diluted ...............................   $ 0.50       $ 0.26           92.31%


                                         Six Months Ended June 30,
                                         -------------------------
Income Statement                             2003         2002            Change
                                             ----         ----            ------
  Net interest income ...................   $6,670       $6,183            7.88%
  Provision for loan losses .............      458          511          -10.37%
  Other income ..........................    6,166        2,788          121.16%
  Other expenses ........................    6,924        5,198           33.21%
                                            ------       ------
     Income before income taxes .........    5,454        3,262           67.20%
  Provision for income taxes ............    1,986        1,171           69.60%
                                            ------       ------
     Net Income .........................   $3,468       $2,091           65.85%
                                            ======       ======

  Return on average assets ..............     1.65%        1.27%
  Return on average equity ..............    20.82%       14.36%

Net income per common share*
  Basic .................................   $ 0.99       $ 0.60           65.00%
  Diluted ...............................   $ 0.95       $ 0.58           63.79%

                                              As of June 30,
                                              --------------
Balance Sheet                                2003         2002            Change
                                             ----         ----            ------
Total assets ..........................   $431,800      $365,730          18.07%
Mortgage loans held for sale ..........     40,337        13,100         207.92%
Loans, net ............................    275,961       225,228          22.53%
Allowance for loan losses .............      3,220         2,785          15.62%
Securities ............................     69,996        61,362          14.07%
Total earning assets ..................    408,638       340,949          19.85%
Total deposits ........................    358,994       304,722          17.81%
Shareholders' equity ..................     35,531        30,721          15.66%
Book value per share* .................      10.13          9.19          10.17%

* Share data has been restated to reflect the 5% stock dividend paid in 2002.